Filed Pursuant to Rule 433

Registration No. 333-206684

$1.06+ billion Santander Drive Auto Receivables Trust (SDART) 2018-5

Jt-Leads : RBC (str), JPM, SocGen

Co-Mgrs : BMO, DB, Santander

CLS	$AMT(MM)	WAL	F/S	P.WIN	E.FNL	L.FNL	SPRD	YLD%	CPN%	$Px
A-1	219.00	0.20	F1+/A-1+	1- 5	03/19	11/19	iLIB+25	2.62927	2.62927	100.00000
A-2-A	220.00	0.74	AAA/AAA	5-14	12/19	07/21	EDSF+23	2.993	2.97	99.99679
A-2-B	60.00	0.74	AAA/AAA	5-14	12/19	07/21	1mL+23	1mL+23		100.00000
A-3	109.14	1.39	AAA/AAA	14-20	06/20	03/22	EDSF+25	3.221	3.19	99.98704
B	137.38	1.89	AA/AA	20-27	01/21	12/22	EDSF+48	3.548	3.52	99.99633
C	169.52	2.60	A/A-	27-37	11/21	12/24	iSwp+75	3.847	3.81	99.98396
D	151.25	3.50	BBB/BBB-	37-48	10/22	12/24	iSwp+110	4.233	4.19	99.98016
E	115.33		** Not Offered ***

Expected Pricing : *PRICED*            Registration : Public / SEC Registered

Expected Settle : 10/24/18            ERISA Eligible : Yes

First Payment : 11/15/18            Pxg Speed : 1.50% ABS to 10% Call

Expected Ratings : Fitch/S&P            Min Denoms : $1k x $1k

Bill & Deliver : RBC

CUSIPs A-1 : 80286A AA2

A-2-A : 80286A AB0

A-2-B : 80286A AC8

A-3 : 80286A AD6

B : 80286A AE4

C : 80286A AF1

D : 80286A AG9

Available Information:

* Preliminary Prospectus Supplement, FWP and Intex CDI (attached)

* Intexnet : RBCSDAR1805 Passcode: 393A

* Roadshow : www.dealroadshow.com Passcode: SDART185

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.